BINDING TERM SHEET FOR LEASE FOR CONSOLIDATED MASTER LEASE AND AMENDMENT TO AVIV LEASES
DIVERSICARE

September 25, 2017

Lessor and Lessee hereby agree to enter into a new long term master lease consolidating the lease of the Facilities (as defined below) currently covered by separate existing leases between Lessee and Lessor (referred to herein as the “Omega Master Lease” and the “Aviv Leases” and collectively as the “Existing Leases”). This Term Sheet sets out certain basic elements of the transaction the parties agree the new Master Lease (as defined below) and other transaction documents will contain and, if accepted, will serve as the foundation for the preparation of the definitive and final new Master Lease and other transaction documents, which will be expeditiously and in good faith negotiated and mutually agreed upon by the parties. The remaining elements of the new Master Lease and other transaction documents will be consistent with the terms and provisions of the existing Omega Master Lease and other transaction documents, revised and updated as reasonable, appropriate or necessary to reflect consolidation with the Aviv Leases and the terms and conditions set forth in this Term Sheet. It is understood that this Term Sheet is intended to constitute a legally binding contract to consummate the transaction referred to herein, and contains all material terms related to the subject matter herein.

Lease Terms:

1.	Lessor:	Lessor will be the subsidiaries of Omega Healthcare Investors, Inc. (“Omega”) that own the Facilities.
2.	Lessee:
Lessee will (i) for the Facilities currently under the master lease with Sterling Acquisition Corp. originally dated November 8, 2000, as subsequently amended (the “Omega Master Lease”), continue to be Diversicare Leasing Corp. (“DLC”), provided however that the operator of the Facilities comprising the “Texas Facilities” under the current Omega Master Lease will continue be the subsidiaries of DLC (the “Subsidiaries”) that are the current sublessee/operators of the Texas Facilities, and (ii) for the Facilities currently under the various leases with affiliates of Aviv REIT, Inc. (the “Aviv Leases”), continue to be the subsidiaries of Diversicare Leasing Company II, LLC (“DLC II”) that are the current lessee/operators of the Aviv Facilities ( the “Aviv Lessees”). The Lessee and its affiliates will not be required to change their current corporate structure. [Note: DLC is the current lessee/operator of the Non-Texas Facilities (AL, FL, KY, TN, and OH) under the Omega Master Lease. DLC is the lessee of the Texas Facilities as well, but the licensed operators of the Texas Facilities are the single facility sublessee/subsidiaries of DLC. Changing the licensed operators of the Non-Texas Facilities from DLC to newly created single facility subsidiaries of DLC, so that DLC is no longer the operator of the Non-Texas Facilities, would be a CHOW transaction in the Non-Texas states since a new license would have to be obtained by the new subsidiary operators.]

3.	Facilities:	The healthcare facilities listed on attached Exhibit A (each a “Facility” and, collectively, the “Facilities”).

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

4.	Structure:
Lessee agrees to consolidate the lease of the Facilities from the current Omega Master Lease and the Aviv Leases (the “Existing Leases”) into a single new consolidated Master Lease for all Facilities (the “Master Lease”), which will commence as of the Commencement Date (as defined below).

For avoidance of doubt, the Avon (Good Samaritan) Facility will not be part of the Master Lease and the Avon Facility Lease, dated as of July 31, 2014, as amended by the Second Amendment dated May 31, 2016 providing for termination of possession of the Avon Facility but the continued payment of reduced Base Rent thereunder (the “Avon Facility Lease’) will be terminated as of September 30, 2018.

5.	Commencement Date:
The final and definitive Master Lease, Guaranty(s) (as defined below), and other ancillary documents (including the intercreditor agreement with Lessee’s working capital lender described below) shall be effective and commence on October 1, 2018 (the “Commencement Date”). The Master Lease will replace the existing Omega Master Lease, which will expire in accordance with its terms on September 30, 2018, and the existing Aviv Leases and the Avon Facility Lease which will be terminated as of September 30, 2018. Notwithstanding such termination, the remaining rent payable under the Avon Facility Lease will continue to be payable under the Master Lease thru July 31, 2024 ($25,000 per month, $300,000 annually, but without periodic increases which were eliminated under the Second Amendment to the Avon Facility Lease). The Avon rent will be in addition to the Base Rent set forth below.

There shall be no adjustment of Impositions upon expiration of the Omega Master Lease, the termination of the Aviv Leases or the Commencement Date of the Master Lease, as Lessee is responsible for all periods.

For avoidance of doubt, Lessee’s obligations under the Master Lease with regard to additional charges (including impositions), environmental conditions, and indemnity of Lessor shall cover all events, occurrences, actions, omissions and conditions, whether such items occurred, existed as of, or relate to the period prior to, or after, the Commencement Date.

6.	Term:	The initial term of the Master Lease will be a period of twelve (12) years from the Commencement Date.
7.	Renewal Term:	Lessee will have two (2) options to renew the Master Lease for additional, successive terms of ten (10) years each.
8.	Base Rent During Term:
Base Rent for the Facilities for the initial term shall be equal to [2,428,537.92 per month ($29,142,455.04 annually), subject to adjustment, if any, provided for in the Existing Leases] starting on the Commencement Date. For each of the second (2nd) through twelfth (12th) Lease Years and any renewal terms thereafter (if exercised), Base Rent will be equal to the Base Rent in effect for the immediately preceding Lease Year, increased by the product of (a) the Base Rent during the immediately preceding Lease Year, and (b) two and 15/100 percent (2.15%). This annual adjustment to Base Rent does not include the Avon rent provided for above.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

9.	Permitted Uses:
The permitted uses of the Facilities under the Master Lease will expressly include skilled nursing, assisted living, independent living, rehabilitation and therapy services, and the provision of food, recreation, administrative and other ancillary or incidental services relating thereto. The Master Lease will contain the so called “bed-banking” provisions of the Aviv Leases permitting the Lessee to remove not more than 10% of the licensed beds at any Facility while retaining the right to return such beds to service provided that such beds continue to be considered licensed beds by the applicable governmental authority.

10.	Landlord Funded Capex:
The Master Lease will contain provisions pursuant to which Lessor will agree to fund certain capital improvements to be made at the Facilities under the Master Lease as follows:

     (i) Lessor will provide Lessee up to Five Million Dollars ($5,000,000.00) as an allowance (the “Upgrade Allowance’) to be used for the cost of certain alterations, improvements and other upgrade expenditures at the Facilities (other than [*****] as identified and determined by Lessee in its reasonable business judgment to be necessary, required or appropriate in an amount per Facility to be reflected on an exhibit to the Master Lease. The funding of these improvements will result in an annual Base Rent increase equal to 7.0% of the amount funded. The Base Rent increase will be effective in the month after the funding occurs and the annualized amount of such increase will not be increased annually by the annual increase applicable to Base Rent under Sec. 8 above.

     (ii) Lessor will additionally provide Lessee an aggregate total amount up to Thirty Million Dollars ($30,000,000.00) (“Improvement Funds”) to be used for the cost of certain capital alterations and improvements (“Capital Alterations”) at the Facilities (other than [*****]). Lessor and Lessee will reasonably and in good faith agree upon the specific scope and estimated cost budget for such Capital Alterations with respect to each Facility. The amount to be funded for each Facility will be reflected on an exhibit to the Master Lease. The funding of these improvements will result in an annual Base Rent increase equal to 9.0% of the amount funded. The Base Rent increase will be effective in the month after the funding occurs and the annualized amount of such increase will increase annually as described in Section 8 above. Lessor and Lessee must agree upon the Capital Alterations and the funding amount prior to funding (Lessor’s agreement not to be unreasonably withheld, conditioned or delayed).

     (iii) The Upgrade Allowance and all Capital Alterations and Improvement Funds must be requested within the first five (5) years following the Commencement Date of the Master Lease.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

11.	[*****]:
The [*****] Facility located at [*****] will be marketed for sale by Lessor.

Lessor will use its commercially reasonable best efforts to locate a buyer or replacement lessee for the [*****] Facility. The acceptance or rejection of any offer to purchase the [*****] Facility shall be made by Lessor in its reasonable discretion. All net proceeds from the sale of the [*****] Facility shall be paid to Lessor. The sale of the [*****] Facility will result in a reduction of the annual Base Rent as of any such closing by an amount equal to 10% per annum of the net proceeds received by Lessor.

Lessee shall pay all of Lessor’s reasonable and documented costs, fees and expenses, including legal fees and expenses incurred in connection with any proposed sale or transfer to a replacement lessee of the [*****] Facility (whether such closing occurs or not). In connection with any such sale, Lessee shall be responsible for the proration of real estate taxes, assessments, and other items. Prior to any such sale, the [*****] Facility shall remain subject to all of the terms and conditions of the Master Lease.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

12.	Exit and Sale of Certain Facilities:
The [*****] Facility located at [*****] and the [*****] Facility located at [*****] will be marketed for sale by Lessor (each a “Disposition Facility”).

The acceptance or rejection of any offer to purchase a Disposition Facility shall be made by Lessor in its sole and absolute discretion. All net proceeds from any sale shall be paid to Lessor. The sale of a Disposition Facility, will result in a reduction of the annual Base Rent as of any such closing by an amount equal to (i) with respect to the [*****] Facility, the sum of [*****] and (ii) with respect to the [*****] Facility, the amount equal to 9% of the net proceeds received by Lessor.

Lessee shall pay all of Lessor’s reasonable and documented costs, fees and expenses, including legal fees and expenses incurred in connection with any proposed sale or transfer to a replacement lessee of the Disposition Facility (whether such closing occurs or not). In connection with any such sale, Lessee shall be responsible for the proration of real estate taxes, assessments, and other items. Prior to any such sale, the Disposition Facility shall remain subject to all of the terms and conditions of the Master Lease.

During a period of two (2) calendar years following the Commencement Date (the “Disposition Period”), Lessee will not be required to make any capital expenditures to a Disposition Facility in excess of the required per bed annual capital expenditures amount described in Section 17 below and Lessee’s repair and maintenance obligations with respect to the Disposition Facility will be limited to any repair or maintenance necessary to comply with any life safety requirement, routine maintenance and repair necessary to maintain the non-structural components of the Facility and major building systems in their condition as of the Commencement Date, normal wear and tear excepted.

The Master Lease will contain provisions for the Lessor and the Lessee to negotiate in good faith and use commercially reasonable efforts to approve and implement procedures for the sale or transfer to another operator during the term of the Master Lease of additional Facilities which, despite Tenant’s compliance with the terms of the Master Lease, (i) due to age, condition or other factors beyond Tenant’s control, have become financially or functionally impaired so as to be no longer economically viable for their primary intended use, or (ii) due to a rise in the average professional liability costs per resident and associated costs of professional liability insurance (or reduced availability of affordable insurance), the operation of the Facilities in the state for their primary intended use as skilled nursing facilities is no longer economically viable or affordable, and if no such sale or transfer can be achieved, to implement procedures for the close such Facilities and their removal from the Master Lease. Upon Lessee providing Lessor with evidence satisfactory to Lessor, in its sole judgment, reasonably exercised, of such financial or physical impairment and non-economic viability, Lessor and Lessee will use commercially reasonable efforts to approve and implement procedures for (i) the sale of the Facility or (ii) the lease the Facility to a replacement operator. Upon (i) or (ii) occurring, the Facility will be removed from the Master Lease and the aggregate Base Rent payable under the Master Lease will be reduced by TBD% of the sale proceeds received by Lessor or such rent to paid by a replacement operator.

Lessor will, at no out of pocket expense to itself, reasonably cooperate with Lessee in its efforts to locate a buyer or replacement operator. All net proceeds from any sale the Facility will be paid to Lessor. Lessee will pay all of Lessor’s reasonable out-of-pocket costs, fees and expenses, including legal fees and expenses, incurred in connection with any sale or lease of the Facility to a buyer or replacement operator.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

13.	Security Deposit:
Lessee shall pay a refundable Security Deposit in an amount equal to $6,909,651.00 (“Security Deposit”), payable in full on the Commencement Date. The Security Deposit may be in the form of a letter of credit as permitted under the terms of the Existing Leases. For permitted dispositions, Lessor will agree to adjust the Security Deposit as Base Rent is reduced under the Master Lease.

14.	Guaranty:
Diversicare Healthcare Services, Inc. (fka Advocat, Inc.), Advocat Finance, Inc., Diversicare Management Services Co., and DLC II, collectively the “Guarantors”, will unconditionally guarantee the payment and performance by Lessee and the Sublessees of all of their respective obligations under the Master Lease (including but not limited to the Lessee’s indemnification obligations thereunder) and the other transaction documents.

15.	Additional Security:
In addition to the Security Deposit and Guaranty(s) described above, the Master Lease and the other transaction documents will be secured by (i) a first priority security interest in all Lessee and Sublessee owned personal property, and, subject to the intercreditor agreement described below, all accounts receivable of Lessee and the Sublessee’s arising out of the operation of the Facilities, (ii) the existing pledge of equity interests in the Texas Master Sublessee and the Sublessees (Lessor acknowledges that the equity interest in DLC and the Aviv Lessees have been pledged to Lessee’s working capital Lender), (iii) a subordination of any management agreement, (iv) a subordination of any debt of Lessee to Diversicare, Lessee and their affiliates, and (v) a guaranty from any affiliated management company, if any, in addition to Diversicare Management Services Co. Lessor will continue to subordinate its security interest in the accounts receivable of Lessee and the Sublessees arising out of the operation of the Facilities to a first priority security interest in favor of Lessee’s and Sublessees’ working capital lender pursuant to the existing consolidated subordination and intercreditor agreement between Lessor, Lessee and such working capital lender, and any amendments or modifications thereto necessary or required as a result of the Master Lease. Lessor will agree to subordinate its security interest in accounts receivable to the first priority security interest of any subsequent working capital lender pursuant to a written intercreditor agreement with such lender. The subordination will be limited to an agreed upon principal amount, plus interest on such principal amount and lender’s reasonable collection costs. Lessee and the Sublessees will agree to maintain the cash proceeds arising out of the operation of the Facilities only in bank accounts owned by Guarantor, Lessee or a Sublessee and not to commingle such proceeds with cash of any non-affiliated third party. All of the transaction documents will be cross-defaulted and cross-collateralized with each other and with a default under the documents evidencing any other transactions (now or in the future) between Omega and Lessee (or their affiliates), which default could reasonably be expected to have a material adverse effect on the ability of Lessee to perform it obligations under the Master Lease or of a Guarantor to perform its obligations under the Guaranty.

16.	Additional Charges:
In addition to Base Rent, Lessee and Sublessees will pay all taxes (including capital stock and franchise taxes), assessments, impositions and other amounts owing with respect to the Facilities, the intent being that the Master Lease will be a “net” lease. After an Event of Default, payment of taxes and impositions will be made by way of monthly escrow deposits. Taxes and impositions will not include any federal, state or local income tax of Lessor, sales tax or transfer tax arising from Lessor’s transfer of any interest in a Facility, or other customary exclusions from the payment of taxes and impositions by a lessee under a net lease.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

17.	Covenants:
Required compliance by Lessee with the following covenants as set forth in the Master Lease:

● Required minimum capital expenditures of $400 per year per-licensed-bed over a rolling two-year period and aggregated over all the Facilities. For purposes of complying with this requirement, required capital expenditures will include, without limitation (i) furniture, fixtures and equipment and (ii) any improvements or alterations that constitute capital expenditures in accordance with GAAP made by Lessee to any Facility and funded by Lessor under Sec. 10 above, and if made by Lessee to the [*****] Facility, funded by Lessor under Sec.11 above.

● A minimum cash flow to Base Rent ratio of 1.10 to 1.00 tested quarterly on a trailing 12 month basis;

● The financial covenants and limitations on distributions if certain coverage ratios are not met currently contained in the Omega Master Lease shall be eliminated from the Master Lease. Provisions for subordination of management fees; and payment of other sums under any contracts with affiliates; and subordination of any related party debt will remain in the Master Lease;

● No distributions by Lessee, a Sublessee (if any) or Guarantor to the holders of Lessee’s or Diversicare’s equity securities or any Affiliate if, as of the date of such distribution or upon giving effect to such distribution an Event of Default in the payment of Base Rent (or Avon rent) has occurred and is continuing. None of the following shall be deemed to be a distribution for purposes of this prohibition: (i) salaries, bonuses and other compensation paid to employees, (ii) payments of permitted debt to third party creditors, (iii) reimbursement for third party expenses paid on behalf of or which are fairly allocable to the Facilities, or (iv) payment of management fees to Diversicare Management Services Co. under its management agreements for the Facilities, and (v) any other third party fees, costs or expenses necessary or required in the ordinary course of business for the continued operation and maintenance of the Facilities (provided that for purposes of this (v), such third party fees, costs and expenses shall include those paid under agreements with affiliates on terms that are fair and substantially similar to those that would be obtained in a comparable arm’s length transaction with an unrelated third party in the current market).
● Current limitations on equipment financing under the Existing Leases will be revised in the Master Lease so that the aggregate amount of principal, interest and lease payments, other than for vehicles, due from Lessee on any equipment financing will not exceed $150,000  annually per Facility.
● The existing radius restriction under the Omega Master Lease will be changed to 5 miles for operating facilities and 15 miles for new construction facilities funded by Lessor, other than any facility Lessee currently operates or is set forth on an agreed upon schedule. At any time, Lessee may request Lessor to waive such requirement upon providing Lessor with information that supports such request. Lessor may not unreasonably withhold its waiver based on the information provided.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

18.	Default:
The Master Lease will provide that an Event of Default shall not have occurred unless the following conditions are applicable to more than ten percent (10%) of the Facilities then subject to the terms of the Master Lease: either (i) the licenses to operate such Facilities for their primary intended use are permanently revoked or are suspended and not reinstated within sixty (60) days thereafter or are reinstated subject to conditions not approved by Lessor in its sole but reasonable discretion or (ii) an order is imposed terminating the right of the applicable Lessee to operate or accept patients, which order is not promptly stayed and promptly cured.

19.	Financial and Operating Reporting Requirements:
Lessee will provide Lessor with the following; (i) monthly and annual financial and operational reports relating to the operations of the Lessee at the Facilities, (ii) annual audited financial statements of Diversicare Healthcare Services, Inc. (iii) regulatory surveys with plans of correction, and (iv) notices of governmental authorities with respect to regulatory noncompliance, each in such form and within such times as currently being provided under the Existing Leases.

20.	Insurance Requirements:
The required insurance coverages for the Master Lease shall be similar to the requirements for those Facilities in the Aviv Leases and shall include the right of the Lessee to provide general liability and professional liability through a program of captive insurance.

21.	UPL Sublease:
The Master Lease will contain provisions permitting the sublease of the Facilities for participation in the Medicaid Upper Payment Limits Program and equivalent or similar programs in those states in which such programs are available.

22.	Assignment and Sublease:
Provisions relating to a “Transfer” and change in control of the Lessee or its Affiliates will remain as set forth in the Existing Leases. The provisions regarding permitted subleases to Affiliates of Lessee currently found in the Omega Master Lease will be included in the Master Lease.

23.	Legal and Transaction Costs:
Lessee shall have no obligation to pay Lessor’s transaction costs, including attorney fees, in preparing the Master Lease and the other documents consolidating the Existing Leases into the new Master Lease. Each party shall be responsible for and pay its own transaction costs in consolidating the Existing Leases into the new Master Lease.

24.	Governing Law:
This Term Sheet is, and the Master Lease will be, governed by the laws of the State of Maryland, except to the extent that the procedural laws of the state in which the Facility is located will govern the rights and remedies of Lessor and Lessee under the Master Lease.

25.	Confidentiality:
Lessee and Lessor agree to keep the terms of this Term Sheet, and any discussion between the parties relating to this matter confidential and not to disclose the contents of this Term Sheet or such discussions to any third party (except attorneys or accountants and auditors hired by it, and Lessee’s and Sublessee’s working capital lender, who agree to be bound by the confidentiality provisions hereof, and except for required SEC disclosure) without the prior written consent of Omega.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

26.	Amendment to Aviv Leases:
Notwithstanding anything in the Aviv Leases to the contrary, the applicable Lessors and Lessees hereby agree that the term of each of the Aviv Leases expires on September 30, 2018 without any right to renew.

27.	No Exercise of Renewal Term:	For avoidance of doubt, the applicable Lessor and Lessee acknowledge and agree that the renewal options in the Omega Master Lease have not been exercised.
28.	Non-Severability
The terms, provisions, agreements, covenants, and restrictions of this binding Term Sheet are binding and non-severable and, unless otherwise agreed to by the parties, all of the provisions contained herein shall terminate if any term, provision, agreement, covenant, or restriction in this agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or otherwise unenforceable.

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

This Term Sheet expires at 8:00 p.m. EST on September 25, 2017 unless sooner executed by the parties.

STERLING ACQUISITION CORP.
AVON OHIO, L.L.C.
STEVENS AVENUE PROPERTY, L.L.C.
ST. JOSEPH MISSOURI PROPERTY, L.L.C.
OHIO INDIANA PROPERTY, L.L.C.
MANSFIELD AVIV, L.L.C.
NICHOLASVILLE KENTUCKY PROPERTY, L.L.C.
LOUISVILLE DUTCHMANS PROPERTY, L.L.C.
GREENVILLE KENTUCKY PROPERTY, L.L.C.

By:__/s/ Daniel J. Booth_____________
Name:__ Daniel J. Booth ____________
Its:____COO___________________________

Dated: September 25, 2017

 DIVERSICARE LEASING CORP.

By:_/s/ James R. McKnight, Jr._______
Name:_James R. McKnight, Jr. ______
Its:__EVP & CFO_________________

DIVERSICARE LEASING COMPANY II, LLC

By:_/s/ James R. McKnight, Jr._______
Name:_James R. McKnight, Jr. ______
Its:__EVP & CFO_________________

DIVERSICARE HEALTHCARE SERVICES, INC., a Delaware corporation f/k/a Advocat, Inc.

By:_/s/ James R. McKnight, Jr._______
Name:_James R. McKnight, Jr. ______
Its:__EVP & CFO_________________

DIVERSICARE MANAGEMENT SERVICES CO.,
a Tennessee corporation

By:_/s/ James R. McKnight, Jr._______
Name:_James R. McKnight, Jr. ______
Its:__EVP & CFO_________________

ADVOCAT FINANCE INC.,
a Delaware corporation

By:_/s/ James R. McKnight, Jr._______
Name:_James R. McKnight, Jr. ______
Its:__EVP & CFO_________________

Dated: _September 25, 2017

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.

Exhibit A

	Facility	Address	City	State	Zip Code
1	Best Care, Inc.	2159 Dogwood Ridge	Wheelersburg	OH	45694
2	Boyd Nursing and Rehab Center	12800 Princeland Drive	Ashland	KY	41102
3	Canterbury Health Center	1720 Knowles Road	Phoenix City	AL	36869
4	Carter Nursing & Rehab Center	250 McDavid Boulevard, P.O. Box 904	Grayson	KY	41143
5	Elliott Nursing & Rehab Center	Howard Creek Road, P.O. Box 694, Route 32 East	Sandy Hook	KY	41171
6	Hardee Manor Care Center	401 Orange Place	Wauchula	FL	33873
7	Laurel Manor Health Center	902 Buchanan Road, P.O. Box 505	New Tazewell	TN	37825
8	Lynwood Nursing Home	4164 Halls Mill Road	Mobile	AL	36693
9	Manor House of Dover	537 Spring Street, P.O. Box 399	Dover	TN	37058
10	Mayfield Rehab and Special Care Center	200 Mayfield Drive	Smyrna	TN	37167
11	Northside Health Care	700 Hutchins Ave	Gadsden	AL	35901
12	South Shore Nursing & Rehab Center	James Hannah Drive, P.O. box 489	South Shore	KY	41175
13	West Liberty Nursing & Rehab Center	774 Liberty Road, P.O. Box 219, Route 5 Wells Hill	West Liberty	KY	41472
14	Westside Health Care Center	4320 Judith Lane	Huntsville	AL	35805
15	Wurtland Nursing & Rehab Center	100 Wurtland Avenue, P.O. Box 677	Wurtland	KY	41144
16	Doctors Healthcare	9009 White Rock Trail	Dallas	TX	75238
17	Estates at Ft. Worth	201 Sycamore School Road	Fort Worth	TX	76134
18	Heritage Oaks Estates	2001 N. 6th Street	Ballinger	TX	76821
19	Humble	8450 Will Clayton Parkway	Humble	TX	77338
20	IHS of Dallas at Treemont	5550 Harvest Hill Road	Dallas	TX	75230
21	Katy	1525 Tull Drive	Katy	TX	77449
22	Normandy Terrace	841 Rice Road	San Antonio	TX	78220
23	Paris Facility	2885 Stillhouse Road	Paris	TX	75462
24	Highlands Nursing and Rehabilitation Center	1705 Stevens Avenue	Louisville	KY	40205
25	Chateau Care Center	811 N. Ninth Street	St. Joseph	MO	64501
26	Riverside Care Center	1616 Weisenborn Road	St. Joseph	MO	64507
27	The Inn	3002 N. 18th Street	St. Joseph	MO	64505
28	Diversicare of Bradford Place (fka Mercy Schroder)	1302 Millville Avenue	Hamilton	OH	45013
29	Diversicare of Providence	4915 Charlestown Road	New Albany	IN	47150
30	Diversicare of Siena Woods	6125 North Main Street	Dayton	OH	45415
31	Diversicare of St. Theresa	7010 Rowan Hill Drive	Cincinnati	OH	45227
32	Ontario Commons (f/k/a Deseret at Mansfield, Inc.)	2124 Park Avenue West	Mansfield	OH	44906
33	Royal Manor Health Care	100 Sparks Avenue	Nicholasville	KY	40356
34	Twinbrook Nursing and Rehabilitation Center	3526 Dutchman’s Lane	Louisville	KY	40205
35	Belle Meade	521 Greene Drive	Greenville	KY	42345
[*****] Facilities are currently being marketed for sale. All proceeds go to Lessor.

23702411.2

A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.